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EXHIBIT 11

                        METRO INFORMATION SERVICES, INC.
                COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)


                                                               THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                    JUNE 30,                    JUNE 30,
                                                           --------------------------  --------------------------
                                                               1996          1997          1996          1997
                                                           ------------  ------------  ------------  ------------
SHARES (2)
Average outstanding during the period (3)................    12,187,851    14,800,000    12,187,851    14,416,500

Add: Incremental shares related to stock issued within
  the year preceding the Company's initial public offering
  under the treasury stock method using the offering price
  of $16 per share (4)...................................       302,220       --            292,291       --

Add: The number of shares obtained by dividing the amount
  by which the distributions during the period exceeded
  earnings for the period, by the offering price of $16
  per share (5)..........................................       362,152       --            362,152       --
                                                           ------------  ------------  ------------  ------------
Number of shares on which published earnings per share is
  based..................................................    12,852,223    14,800,000    12,842,294    14,416,500
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
EARNINGS

Pro forma net income applicable to common shareholders...  $  1,310,000  $  2,180,000  $  2,523,000  $  4,012,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Pro Forma Earnings Per Share.............................  $       0.10  $       0.15  $       0.20  $       0.28
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
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(1) There is no difference between primary and fully-diluted earnings per share.
    Therefore, only primary earnings and related per share data are presented.

(2) All share amounts give effect to the 3,507.2952 for 1 stock split effected in the form of a stock dividend before the Company's initial public offering.

(3) Average shares outstanding for the six-month period ended June 30, 1997 are calculated based on 12,500,000 shares outstanding for the first month of the six-month period and 14,800,000 thereafter.

(4) Gives effect to the 312,149 shares issued May 1, 1996, as if they were outstanding for all periods, using the treasury stock method.

(5) Includes $9,000,000 of S corporation earnings distributed before the completion of the initial public offering.

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